Exhibit 99.1

FOR IMMEDIATE RELEASE

NEW YORK REIT RETAINS SPENCER STUART FOR
INDEPENDENT BOARD OF DIRECTORS CANDIDATE SEARCH

NEW YORK, NY, September 26, 2016 -- New York REIT, Inc. (“NYRT” or the “Company”) (NYSE: NYRT) today announced that the Nominating and Corporate Governance Committee (the “Committee”) of its Board of Directors (the “Board”) has retained executive search firm Spencer Stuart as it seeks to identify potential new independent members for the Board. The Committee has been in discussions with Spencer Stuart regarding this assignment for a number of weeks.

In connection with this search, the Committee has confirmed that it has engaged in discussions with Michael L. Ashner, Steven Witkoff, and their jointly owned entity, WW Investors LLC. The Committee will also consider candidates proposed by Mr. Ashner and Mr. Witkoff. The Board and management remain committed to acting in the best interest of the Company’s stockholders.

P. Sue Perrotty, Chair of the Committee commented, “The NYRT Board is committed to strong corporate governance and our search for independent Board members is a top priority. We are focused on a thorough and deliberate process and are pleased to bring on a leading executive search firm to assist us. Spencer Stuart is one of the premier executive search firms, and having their skills and experience available to our Committee will help us both identify and recruit the most suitable candidates for these important Board roles.”

Randolph C. Read, Chairman of the Board and member of the Committee commented, “Having heard from our stockholders regarding the appointment of new members to our Board of Directors, we are moving forward to identify the most qualified candidates. We are committed to acting in the best interests of all NYRT stockholders and are open to constructive ideas to deliver shareholder value.”

The Committee consists of Ms. Perrotty, Mr. James Nelson and Mr. Read. Spencer Stuart will work closely with the Committee.

About NYRT

NYRT is a publicly traded real estate investment trust listed on the NYSE that acquires income-producing commercial real estate, including office and retail properties, in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook, and LinkedIn.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements NYRT makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns.

The words "anticipates," "believes," "expects," "estimates," "projects," "plans," "intends," "may," "will," "would," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; the Company’s ability to complete asset sales, refinance its credit facility on favorable terms, if at all, and realize the results of its plan of liquidation; the timing of and the amount of proceeds of asset sales; and other factors, many of which are beyond NYRT's control, including other factors included in NYRT's reports filed with the SEC, particularly in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of NYRT's latest Annual Report on Form 10-K for year ended December 31, 2015, filed with the SEC on February 26, 2016, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the SEC on August 9, 2016, and the Current Report on Form 8-K dated September 7, 2016, as such Risk Factors may be updated from time to time in subsequent reports. NYRT does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts
Media:	Investors:
Jonathan Keehner	Michael A. Happel	Matthew Furbish
Mahmoud Siddig	CEO and President	Director, Investor
Joele Frank, Wilkinson Brimmer Katcher	New York REIT, Inc.	Relations
jkeehner@joelefrank.com	mhappel@nyrt.com	New York REIT, Inc.
msiddig@joelefrank.com	(212) 415-6500	mfurbish@nyrt.com
(212) 355-4449		(212) 415-6500